99.4

Deloitte & Touche Company Logo Here

Deloitte & Touche LLP
Two Hilton Court
P.O. Box 319
Parsippany, New Jersey 07054-0319

Tel: (973) 683-7000
Fax: (973) 683-7459
www.us.deloitte.com


INDEPENDENT AUDITORS' REPORT

Cendant Mortgage Corporation

We have examined management's assertion about Cendant Mortgage Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2000 included in the accompanying management assertion. Management is responsible for Cendant Mortgage Corporations's compliance with those minimum servicing standards.
Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, including examining, on a test basis, evidence about the Cendant Mortgage Corporations's compliance with minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Cendant Mortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Cendant Mortgage
Corporation complied with the aforementioned minimum servicing standards as of and for the year ending December 31, 2000 is fairly stated, in all material respects.


/s/: Deloitte & Touche LLP
Deloitte & Touche LLP
February 9, 2001


Deloitte Touche Tohmatsu



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Cendant Mortgage Company Logo Here

Cendant Mortgage
3000 Leadenhall Road
Mount Laurel, NJ  08054



As of and for the year ended December 31, 2000, Cendant Mortgage Corporation(the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $110 million and $20 million, respectively.


Cendant Mortgage Corporation


/s/: Terence W. Edwards
     Terence W. Edwards
     President and Chief Executive Officer

/s/: Martin Foster
     Martin Foster
     Vice President - Servicing Management Group